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                                                                   EXHIBIT 10.20



                              ANALOG DEVICES, INC.

                                     Form of

                          EMPLOYEE RETENTION AGREEMENT

c/o Analog Devices, Inc.
Two Technology Way
Norwood, Massachusetts

Dear ___________:

         Analog Devices, Inc. (the "Company") recognizes that, as is the case with many publicly-held corporations the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

         The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under




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the circumstances described below subsequent to a "Change in Control" of the
Company (as defined below).

         1.       CERTAIN DEFINITIONS.

         As used herein, the following terms shall have the following respective meanings:

                  (a) A "CHANGE IN CONTROL" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection

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with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  (b) A "POTENTIAL CHANGE IN CONTROL" shall be deemed to have occurred if:

                           (A) the Company enters in an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company,

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                           (B) any person (including the Company) publicly
         announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

                           (C) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

                  (c)      An "APPROVED CHANGE IN CONTROL" shall mean any
Change in Control that the Board, by resolution adopted prior to the occurrence of any of the events constituting a Change in Control, specifically and expressly declares shall constitute an "Approved Change in Control" for purposes of this Agreement.

                  (d) A "HOSTILE CHANGE IN CONTROL" shall mean any Change in Control other than an Approved Change in Control.

         2.       TERM OF THE AGREEMENT.

                  The term of this Agreement (the "Term") shall commence on January 1, 1989 and shall continue in effect through December 31, 1990; provided, however, that commencing on January 1, 1991 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than September 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for a period of not less than 24 months beyond the month in which such Change in Control occurred.

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         3.       CHANGE IN CONTROL; POTENTIAL CHANGE IN CONTROL.

                  (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term.

                  (b) You agree that, notwithstanding any provision to the contrary in this Agreement, in the event of a Potential Change in Control of the Company, you will not voluntarily resign as an employee of the Company until the earliest of (A) a date which is six (6) months after the occurrence of such Potential Change in Control of the Company or (B) the termination by you of your employment by reason of Disability as defined in Section 4(b)(i) or for Good Reason as defined in Section 4(b)(iii).

         4.       EMPLOYMENT STATUS; TERMINATION FOLLOWING CHANGE IN CONTROL.

                  (a) You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and, except as set forth in Section 3(b), this Agreement does not prevent you from terminating your employment at any time. If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination ('"Notice of Termination") to the other party hereto in accordance with Section 7. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination


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shall specify an effective date more than 180 days after the date of such Notice of Termination).

                  (b) Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 5 only if either (1) an Approved Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates within 24 months after such Approved Change in Control, unless such termination is (A) because of your death, (B) by the Company for Disability (as defined in Section 4(b)(i)) or Cause (as defined in Section 4(b)(ii)), or (C) by you other than for Good Reason (as defined in Section 4(b)(iii)), or (2) a Hostile Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated by either you or the Company within 12 months after such Hostile Change in Control for any reason other than your death or Disability or termination by the Company for Cause.

                           (i)      DISABILITY. If, as a result of incapacity
due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written notice of termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Any termination for Disability under this Agreement shall not affect any rights you may otherwise have under the Company's Long-Term Disability Plan.

                           (ii)     CAUSE. Termination by the Company of your
employment for "Cause" shall mean termination (A) upon your willful and continued failure to


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substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Section 4(b)(iii)), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or (B) by reason of your willful engaging in conduct which is demonstrably and materially injurious to the Company. For purposes of this subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                           (iii)    GOOD REASON. For purposes of this Agreement,
"Good Reason" shall mean, without your written consent, the occurrence after a Change-in-Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4(a)) specified in the Notice of Termination (as defined in Section 4(a)) given in respect thereof:

                                    (A) any significant diminution in your
position, duties, responsibilities, power, title or office as in effect immediately prior to a Change in Control;


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                                    (B) any reduction in your annual base salary
as in effect on the date hereof or as the same may be increased from time to time;

                                    (C) the failure of the Company to continue
in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or the failure by the Company to award cash-bonuses to its executives in amounts substantially consistent with past practice in light of the Company's financial performance;

                                    (D) the failure by the Company to continue
to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;


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                                    (E) any requirement by the Company or of any
person in control of the Company that the location at which you perform your principal duties for the Company be changed to a new location outside a radius of 50 miles from your principal residence at the time of the Change in Control;

                                    (F) the failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 6; or

                                    (G) any purported termination of your
employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7, which purported termination shall not be effective for purposes of this Agreement

         5. COMPENSATION UPON TERMINATION. Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term:

                  (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 4(b)(i) hereof. Thereafter, or in the event your employment is terminated by reason of death, your


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benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                  (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason following an Approved Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

                  (c) If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 24 months after an Approved Change in Control or if your employment with the Company is terminated by you or the Company for any reason (other than your death or Disability or termination by the Company for Cause) within 12 months after a Hostile Change in Control, then you shall be entitled to the benefits below:

                           (i)      the Company shall pay to you (A) your full
base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and (B) if you so elect, in lieu of your right to continue to receive deferred compensation under any


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deferred compensation plan of the Company then in effect, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan;

                           (ii)     in lieu of any further salary payments for
periods subsequent to the Date of Termination, the Company will pay as severance pay to you, at the time specified in Subsection (e) below, a lump sum severance payment (together with the payments provided in paragraph (iv) below, the "Severance Payments") in an amount equal to the sum of (A) 200% of the higher of
(i) your annual base salary in effect on the Date of Termination or (ii) your annual base salary in effect immediately prior to the Change in Control, plus
(B) 200% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the Date of Termination;

                           (iii)    the Company shall pay to you all legal fees
and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and

                           (iv)     for a twenty-four (24) month period after
such termination, the Company shall arrange to provide you with life, disability, dental, accident and group health insurance benefits substantially similar to those which you were


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receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iv) if an equivalent benefit is actually received by you during the twenty-four (24) month period following your termination, and any such benefit actually received by you shall be reported to the Company.

                  (d) In the event that you become entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to you at the time specified in Subsection (e) below. an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as defined below), but before deduction of any federal, state and local income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) (which, together with the Severance Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess


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parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax,
(B) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments within the meaning of
Section 280G(b)(1) (after applying clause (A), above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the


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Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code, provided that you shall be required to make such repayment only if you are notified by the Company as to the amount of such repayment within 12 months after payment of the Severance Payments to you. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (e) The payments provided for in Subsections 5(b), (c) and (d) shall be made not later than the fifth day following the Date of Termination; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a

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loan by the Company to you, payable on the fifth day after demand by the Company
(together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (f) Except as provided in the second sentence of Subsection 5(c)(iv) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

         6.       SUCCESSORS; BINDING AGREEMENT.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason immediately after an Approved Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the


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Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the President of the Company, at Two Technology Way, Norwood, Massachusetts 02062, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8.       MISCELLANEOUS.

                  (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


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                  (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

                  (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

                  (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

                  (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


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         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.


                                         Sincerely,

                                         ANALOG DEVICES, INC.




                                         By_____________________________________

Agreed to this 16th day of January, 1989


________________________________________
         (Signature)

________________________________________
         Print Name

Address:   _____________________________
           _____________________________



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                              ANALOG DEVICES, INC.




                                             September 4, 1991

c/o Analog Devices, Inc.
Two Technology Way
Norwood, MA  02062

Re:      Amendment to Employee Retention Agreement

Dear

This letter is to confirm that the Employee Retention Agreement dated January 16, 1989, between you and Analog Devices. Inc. is hereby amended as follows:

         In Section 5(c) (ii) (A) and (B), the phrase "200% of" is changed to "2.99 multiplied by".

In all other respects, such Employee Retention Agreement shall remain in force and effect in accordance with the terms thereof.

                                             Very truly yours.

                                             ANALOG DEVICES, INC.


                                             By_________________________________




Agreed to:

____________________________________


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